Exhibit 2.1.2

AMENDMENT AGREEMENT

TO THE TRUST AGREEMENT NUMBER 111033-9 ENTERED INTO BY AND BETWEEN CEMEX, S.A.B. DE C.V., REPRESENTED HEREIN BY MR. RAMIRO VILLARREAL MORALES, IN HIS CAPACITY OF SECRETARY OF THE BOARD OF DIRECTORS AND GENERAL ATTORNEY-IN-FACT OF THE COMPANY, HEREINAFTER AND FOR THE PURPOSES OF THIS AGREEMENT REFERRED TO AS “CEMEX”, AND BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, DIVISION FIDUCIARIA, REPRESENTED HEREIN BY MESSRS. FRANCISCO JOSE BALTAZAR RODRIGUEZ AND MARIA DE LOS ANGELES MONTEMAYOR GARZA, IN THEIR CAPACITY OF TRUST OFFICERS OF SUCH INSTITUTION, HEREINAFTER AND FOR THE PURPOSES OF THIS AGREEMENT REFERRED TO AS THE “TRUSTEE”, WHO AGREE TO FORMALIZE THEIR AGREEMENT PURSUANT TO THE FOLLOWING STATEMENTS AND CLAUSES.

—WITNESSETH—

I.	THE PARTIES JOINTLY DECLARE:

A)	That they mutually acknowledge the legal capacity with which they appear to execute this Agreement, having the authority to bind their represented parties under the terms and conditions set forth herein.

B)	That on September 6, 1999, they entered into a Trust Agreement registered under number 111033-9, in order to issue the Non-Redeemable Ordinary Participation Certificates denominated “CEMEX.CPO”, referred to herein and for the effects of this Agreement only as the “TRUST”.

C)	That on November 21, 2002, they entered into the First Amendment Agreement to the Trust Agreement registered under number 111033-9, pursuant to which the Fourth, Fifth and Eleventh Clauses of such Trust Agreement were amended, referred to herein and for the effects of this Agreement only as the “FIRST AMENDMENT AGREEMENT”.

D)	That they ratify the rights and obligations set forth in the TRUST and in the FIRST AMENDMENT AGREEMENT.

E)

That by means of public deed number 35,211 dated April 27th, 2006, granted before Mr. Francisco Garza Calderón, Notary Public Number 75 with registered office in the city of San Pedro Garza Garcia, Nuevo Leon, which was duly recorded in the Public Registry of Commerce of Monterrey, Nuevo Leon on July 5th, 2006, under the electronic file number 532*9, the minutes of the Extraordinary General Shareholders’ Meeting of Cemex, S.A. de C.V. held on April 27th, 2006 were formalized. At such meeting, the shareholders of Cemex, S.A. de C.V. agreed to, among other things, amend CEMEX’s bylaws to conform its text to the provisions of and comply with the Securities Market Law (“Ley del Mercado de Valores”), changing its legal name to CEMEX, Sociedad Anónima Bursátil de Capital Variable, or CEMEX, S.A.B. de C.V. A certified copy of such deed is attached to this amendment agreement as “EXHIBIT A”.

F)	That in the above-mentioned Meeting, the company was authorized to amend the trust agreement number 111033-9 in which Banco Nacional de Mexico, S.A. acts as Trustee, for purposes of conforming its clauses to the statutory amendments and agreements adopted in the Extraordinary Meeting, authorizing the Chairman and Secretary of the Board of Directors, who may act jointly or severally, to formalize the amendment to the trust agreement through which the “CEMEX.CPO” was issued.

G)	That on August 31st, 2006 a General Meeting of Non-Redeemable Ordinary Participation Certificate “CEMEX.CPO” Holders was held, whereby it was agreed to amend clauses First, Second, Third, Sixth, Seventh and Fourteenth of the indenture of the Non-Redeemable Ordinary Participation Certificates “CEMEX.CPO”, as well as clauses Second, Fifth, Sixth, Seventh, Fourteenth and Fifteenth of the trust agreement number 111033-9, the minutes of which were formalized through public deed number 36,433 dated December 22nd, 2006, granted before Mr. Francisco Garza Calderon, Notary Public Number 75, with registered office in the city of San Pedro Garza Garcia, Nuevo Leon. A certified copy of such deed is attached to this amendment agreement as “EXHIBIT B”.

H)	That the TRUSTEE and CEMEX jointly filed a document before the National Banking and Securities Commission (“Comisión Nacional Bancaria y de Valores”) requesting its approval for the amendment of clauses First, Second, Third, Sixth, Seventh and Fourteenth of the issuance certificate of the Non-Redeemable Ordinary Participation Certificates “CEMEX.CPO”, as well as clauses Second, Fifth, Sixth, Seventh, Fourteenth and Fifteenth of the trust agreement number 111033-9.

I)	That the Technical Committee of the TRUST, at its meeting held on January 8th, 2007, agreed to instruct the TRUSTEE, authorizing it to execute the amendment of the aforementioned trust agreement, in order to comply with the agreements adopted at the Extraordinary General Shareholders’ Meeting of Cemex, S.A. de C.V. held on April 27th, 2006. A certified copy of the minutes of such meeting is attached to this amendment agreement as “EXHIBIT C”.

J)	That they freely enter into this amendment agreement, pursuant to the following:

Amendment Agreement dated January 8th, 2007 to the Trust Agreement Number 111033-9

— CLAUSES —

FIRST: PURPOSE OF THE AGREEMENT.

This Agreement is being executed for purposes of expressly evidencing the amendments to the rights and obligations of each of the parties appearing under any capacity in the TRUST, binding them to subject themselves to the terms and conditions that arise as a result of the execution of this instrument.

SECOND: AMENDMENTS TO THE CLAUSES OF THE TRUST AGREEMENT.

The parties agree to modify clauses Second, Fifth, Sixth, Seventh, Fourteenth and Fifteenth of the TRUST agreement, which shall now read as follows:

“SECOND: PARTIES—The parties to this Trust are the following:

SETTLOR OF THE TRUST: Cemex, S.A.B. de C.V.

ADHESIVE SETTLORS OF THE TRUST:

The individuals or entities, either Mexican or foreign, that adhere to the terms of this Trust by affecting and irrevocable delivering “SHARES”, which shall be a part of the capital of this Trust.

TRUSTEE:	BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, DIVISION FIDUCIARIA

BENEFICIARIES:	(i) Shall be the individuals or entities, either Mexican nationals or foreigners, that acquire, receive and are holders of “CPO’s”, and (ii) Such individuals or entities that adhere to the terms of this Trust by contributing “SHARES” in order to obtain “CPO’s” in exchange for such “SHARES”.

“FIFTH: PURPOSES OF THE TRUST- The purposes of the Trust shall be:

a.	That “THE TRUSTEE” acquires and keeps the trust property of the “SHARES” which the capital of this Trust consists of.

b.	That “THE TRUSTEE”:

b.1	Subscribes the “SHARES” issued or repurchased by CEMEX for purposes of public offering, pursuant to the applicable legal provisions, by means of transferring “CPO’s” to this Trust and, in such event, delivers to “CEMEX” the value of such “SHARES” with the proceeds of the offering; as well as that “THE TRUSTEE”, with the proceeds contributed by “CEMEX” for such purposes, reacquires “CPO’s” for future tendering to public investors pursuant to the terms of the applicable law.

b.2	Acquires, as trust property, those “SHARES” contributed by the “ADHESIVE SETTLORS OF THE TRUST”; and

Amendment Agreement dated January 8th, 2007 to the Trust Agreement Number 111033-9

b.3	Acquires, as trust property, those “SHARES” resulting from (i) share capital increases arising from capitalizations of reserves or earnings and restructuring of “SHARES”, or, where applicable, (ii) “SHARES” resulting from mergers or spin-offs in which CEMEX participates, and additionally (iii) subscribe and pay for, prior provision of the necessary resources by the “BENEFICIARIES”, “SHARES” resulting from increases in capital through additional contributions or reinvestment of distributed earnings.

c.	That “THE TRUSTEE” issues, further to the terms of this Agreement, “CPOs” intended to be acquired by individuals or entities, either Mexican nationals or foreigners, provided that “THE TRUSTEE” may only issue a “CPO” for each three ordinary common “SHARES” of CEMEX, S.A.B. de C.V.’s stock, two of which must be Series “A” shares and the other being a Series “B” share, which shall be transferred to this “TRUST” as trust property, and consequently, the proportionate share of the trust property that corresponds to each “CPO” shall be formed by two Series “A” Shares and one Series “B” Share of the common ordinary Share Capital of “CEMEX”; provided that such proportionate share may be modified by virtue of capitalizations, reinvestment of distributed earnings, subdivisions or restructuring of “SHARES”, reductions of capital, amortization of “SHARES”, or by mergers or spin-offs in which “CEMEX” participates.

d.	That “THE TRUSTEE” transfers, through S.D. Indeval, S.A. de C.V., the “CPO’s” issued with respect to the “SHARES”, to the corresponding national or foreign investors and, in the same manner, to the national or foreign investors that contributed their “SHARES” held to the “TRUST”.

e.	That “THE TRUSTEE” acts, through S.D. Indeval, S.A. de C.V., as depositary of the “SHARES”, and the deposit of which may be carried out at one or more institutions designated for the deposit of securities pursuant to the terms of the applicable law.

f.	That “THE TRUSTEE” exercises the economic and corporate rights vested on the “SHARES”, provided that the voting rights shall be exercised through the respective attorneys-in-fact pursuant to the following:

f.1	The “BENEFICIARIES” of Mexican nationality shall have the right to attend meetings of shareholders of “CEMEX”, personally or by proxy, for purposes of representing and exercising the voting rights inherent to “THE SHARES” that form the proportionate share of the trust property corresponding to their CPO tenure, with the only requisite that they provide instructions to “THE TRUSTEE” at least 72 (seventy two) hours before the date and time on which the Shareholders’ Meeting of “CEMEX” is to be held, and they shall, together with said instructions, provide feasible and adequate evidence, to the satisfaction of “THE TRUSTEE”, of their updated “CPO” tenure, as well as of the nationality of the holder and beneficial owner of the “CPOs”, on the terms and conditions set forth in this agreement; on one hand, and if the law so prescribes, “THE TRUSTEE” shall issue in favor of the corresponding “BENEFICIARY” or its respective agent, the record showing the number of “SHARES” entitled to vote which such “BENEFICIARY”, or its respective agent, shall be representing in the Shareholders’ Meeting, providing him with the corresponding proxy letter as well.

Amendment Agreement dated January 8th, 2007 to the Trust Agreement Number 111033-9

f.2	The “BENEFICIARIES” shall be entitled to exercise the voting rights of the “SHARES” that are part of the trust property, subject to the terms and conditions set forth below:

f.2 (i)	The “BENEFICIARIES” of Mexican nationality shall exercise the voting rights with the representation granted by “THE TRUSTEE” pursuant to the terms of Section f.1 above.

For the purposes of the provisions of this Agreement, “BENEFICIARIES” of Mexican nationality shall mean: (i) the individuals of Mexican nationality and (ii) the entities whose Bylaws include a Foreigners Exclusion Clause, meaning by this the express agreement or pact which states that no foreign investor, nor any company with a foreigner admission clause in its bylaws, may be a shareholder of or own a membership interest in such entities.

f.2 (ii)	The “BENEFICIARIES” of foreign nationality and the “BENEFICIARY” entities of Mexican nationality that directly or indirectly allow the participation of individuals or companies, entities, trusts, funds, Governments or any other entity with its own legal capacity or otherwise of foreign nationality or whose bylaws include a foreigner admission clause, may attend Meetings of Shareholders of “CEMEX” as provided for in this subparagraph (f.1), only for purposes of representing and exercising the voting rights inherent to Series “B” “SHARES” (or those with unrestricted circulation) that make up the proportionate share of the trust property corresponding to their “CPO” holding, and such holding together with their nationality shall be duly proven with the instructions delivered to “THE TRUSTEE” within the indicated timeframe in this Agreement.

f.2 (iii)

The instructions to be given by the “BENEFICIARIES” further to this subparagraph (f.1) shall be in written form, and shall indicate the complete name, nationality (such nationality shall be duly proven with a valid government issued document), evidence of being the lawful holder of the “CPOs”, the number of record of CPO’s that such holder owns, and in the event that they elect for “THE TRUSTEE” to represent the “SHARES” corresponding to their “CPO” holdings, the manner in which votes shall be cast in each and every item to be discussed during the Shareholders’ Meeting of “CEMEX”, in accordance with the meeting’s agenda specified in the respective call notice and any other information and/or documentation necessary or convenient that “THE TRUSTEE” requests for identification or standing purposes. For purposes of the provisions set forth in the By-laws of “CEMEX” with respect to the acquisition, holding, ownership and selling of the “SHARES”, the “BENEFICIARIES”, when acquiring the “CPOs” by any act or title, shall do so in a manner that with respect of “THE SHARES” that form the proportionate share relative to the “CPOs” that they had acquired, complies with such By-laws and the provisions of this Agreement; and consequently, for any acquisition of “CPOs”, it shall be considered that “THE SHARES” that form the proportionate share of the trust property corresponding to those “CPOs” were all acquired and sold, and if the provisions of the By-laws of “CEMEX” or the terms

Amendment Agreement dated January 8th, 2007 to the Trust Agreement Number 111033-9

of this Agreements are violated, the respective “BENEFICIARIES” shall not have the authority to instruct “THE TRUSTEE” with respect to the manner in which votes shall be cast, nor they shall have the right to represent “THE SHARES” that constitute the proportionate share of the trust property corresponding to their “CPO” holdings. The “BENEFICIARIES” may freely use letters, telefax or any other electronic means, such as a computer or any other telecommunications equipment, to send their instructions, but at all times complying with the terms and conditions set forth herein.

f.2 (iv)	“THE TRUSTEE” shall vote the Series “A” “SHARES” (and those that can only be held or acquired by Mexican nationals) which are part of the trust property, and that proportionally correspond to the number of “CPOs” held by foreign “BENEFICIARIES”, in the manner expressed by the Shareholders representing the majority of the share capital entitled to vote.

f.2 (v)	“THE TRUSTEE” shall attend the Shareholders’ Meetings of “CEMEX” representing “THE SHARES” and will exercise the vote with respect to that which corresponds to “THE SHARES” of any Series or class that are part of the trust property and for which it has not received instructions from the “BENEFICIARIES” in the terms and conditions as it deems fit, except as provided for in the preceding paragraph.

f.3	The “BENEFICIARIES” as well as “THE TRUSTEE” must, in relation to “THE SHARES” which they claim to represent at Meetings of Shareholders of “CEMEX”, comply with the provisions of Articles 7 (seven) and 10 (ten) of “CEMEX’s” Bylaws pertaining to the restrictions for the transfer of “CPOs” or for acquiring significant amounts of the share capital of “CEMEX”.

g.	That “THE TRUSTEE”, trough S.D. Indeval, S.A. de C.V., subscribes the approved increases in the Capital Stock of “CEMEX”, in accordance with clause Eight below, provided that it timely receives sufficient funds from the holders wishing to increase their number of “CPOs” held through the subscription to be made by “THE TRUSTEE”.

h.	That “THE TRUSTEE” collects, through S.D. Indeval, S.A. de C.V., the cash dividends approved by “CEMEX” and distribute such dividends among the holders of “CPOs” in proportion with their “CPOs” held. With respect to “SHARES” issued as a result of capital increases derived from capitalization of reserves or earnings, from restructuring of the shares that form the capital stock of “CEMEX”, or resulting from the reinvestment of earnings or shares delivered by mergers or spin-offs in which “CEMEX” participates, “THE TRUSTEE” shall receive and, if applicable, subscribe such “SHARES”, transferring them to the trust property, which shall become part of the proportionate share that corresponds to each “CPO”.

i.	That “THE TRUSTEE” proceeds to, further to the provisions of clause Ninth below, retire the corresponding “CPOs” in the event that “CEMEX” redeems the “SHARES” or reduces its Capital Stock by means of the respective reimbursement.

Amendment Agreement dated January 8th, 2007 to the Trust Agreement Number 111033-9

j.	That “THE TRUSTEE”, at the expiration of the term of this Agreement and pursuant to the terms of clause Eleventh thereto, proceeds to:

j.1	In the case of “BENEFICIARIES” of Mexican nationality, as defined in section f.2 of this clause, retire and cancel the “CPOs”, awarding in favor of such “BENEFICIARIES” the proportionate share of the trust property corresponding to their holdings.

j.2	In the case of “BENEFICIARIES” of foreign nationality, as well as the “BENEFICIARIES” which are Mexican entities that directly or indirectly allow foreign Governments, persons or entities with or without personality to retire and cancel the “CPOs”, (i) to assign in favor of such “BENEFICIARIES” only the Series “B” shares (or shares of unrestricted circulation) that are a part of the trust property and that proportionally correspond to their “CPO” holdings, and (ii) with respect to the Series “A” Shares (or those shares whose holdings are limited to Mexican nationals only) that are a part of the trust property and proportionally correspond to their “CPO” holdings, transfer such “SHARES” to the Trust Agreement No. 771-7 named “Fideicomiso Maestro de Inversion Neutra” executed on November 24th, 1989 by Nacional Financiera, S.N.C., in its capacity as Trustee (hereinafter and for identification purpose referred to as the “MASTER TRUST”), in accordance with the authorizations to be eventually granted by the competent authorities, and proceed to exchange the Ordinary Participation Certificates to be issued based on said Trust to the respective “BENEFICIARIES” through S.D. Indeval, S.A. de C.V., pursuant to Clause Eleventh of this Agreement.

j.3	Subparagraphs j.1 and j.2 above shall not be applicable in those cases where the transfer implies a Transaction or Encumbrance pursuant to the definitions provided for such terms in Article 7 (seven) of “CEMEX’s” Bylaws, in respect of “CPOs” or “SHARES”, that represent 2% (two percent) or more of the Share Capital of “CEMEX” or in the case of a Transaction or Encumbrance that results or may result in a membership interest equal to or greater than 30% (thirty percent) of the Share Capital of “CEMEX”, in which case and for these purposes, “THE TRUSTEE” shall be subject to Articles 7 (seven) and 10 (ten) of “CEMEX’s” Bylaws with respect to the restrictions for the transfer of “CPOs”; to secure title to or possess “SHARES”; to limit, restrict or encumber the inherent rights to the “SHARES” or to acquire significant shares of the Share Capital of “CEMEX”.

k.	That “THE TRUSTEE” proceeds to, pursuant to the instructions received from the Technical Committee formed below, exchange “CPOs” outstanding as of such date, for the new “CPOs” in the event that the trust property gets modified as a result of capitalizations, reinvestments of distributed earnings, subdivisions or restructurings of “SHARES”, reductions in the capital stock of “CEMEX”, redemption of “SHARES”, or by mergers or spin-offs in which “CEMEX” participates. Also, in the event that the terms and conditions under which such “CPOs” should be issued are amended.

l.	That “THE TRUSTEE”, once “CEMEX” has contributed the necessary resources, temporarily acquires all “CPOs” it has issued, in accordance with the terms and conditions that the Technical Committee provides to it in writing, and subject to the provisions of article 56 (fifty six) of the Securities Market Law published in the Official Gazette of the Federation on December thirtieth of two thousand and five and in the applicable relevant general provisions issued by the National Banking and Securities Commission.

Amendment Agreement dated January 8th, 2007 to the Trust Agreement Number 111033-9

m.	That “THE TRUSTEE”, under the instructions of the Technical Committee, proceeds to make the exchange referred to in the First Clause herein; as well as proceeds to manage the registration of the “CPOs” in the National Registry of Securities and before the applicable authorities and regulatory bodies of other countries with recognized securities’ markets, for purposes of registering and listing the “CPOs” in the Mexican Stock Exchange and such other countries with recognized securities’ markets.”

“SIXTH: POWERS OF THE TRUSTEE.- “THE TRUSTEE” shall have all the powers that are necessary to carry out the purposes of this trust listed in the preceding clause including, but not limited to, the powers and obligations referred to in article 391 (three hundred and ninety one) of the General Law of Negotiable Instruments and Credit Operations. Specifically, “THE TRUSTEE” may grant powers in favor of the people appointed by the Technical Committee established under the terms of Clause Twelfth (such Technical Committee, hereinafter referred to as the “Technical Committee”), so that such attorneys in fact exercise the corporate rights inherent to the “SHARES” transferred to the “TRUST” at Meetings of Shareholders of “CEMEX”, observing in any case the text of subsection (f) of Clause Fifth.”

“SEVENTH: The “CPOs”.- The “CPOs” issued by “THE TRUSTEE” in fulfillment of the purposes of this trust, shall be represented by a unique title that covers the total number of “CPOs” of each issuing, which will remain deposited, at all times, at S.D. Indeval, S.A. de C.V. or other institution for the deposit of securities further to applicable law. The “BENEFICIARIES” shall provide proof of title with respect of their “CPOs” held with the certificates issued by S.D. INDEVAL, S.A. de C.V. pursuant to the terms of Article 290 (two hundred and ninety) of the Securities Market Law published in the Official Gazette of the Federation on December thirtieth of two thousand and five. Deliveries and transfers of “CPOs” shall be carried out through S.D. INDEVAL, S.A. de C.V. following the procedure set forth in Article 283 (two hundred eighty three) of the Securities Market Law published in the Official Gazette of the Federation on December thirtieth of two thousand and five. The respective certificates shall comply with the requirements set forth in Article 228 n (two hundred twenty eight letter n) of the General Law of Negotiable Instruments and Credit Operations.

With respect to “SHARES” referred to in subparagraph (b) of Clause Third, the “BENEFICIARIES” shall have rights to any dividend paid over such “SHARES”, as long as such “BENEFICIARIES” had contributed to “THE TRUSTEE” the necessary funds for it to subscribe the increases in the capital stock of “CEMEX”, further to the terms of the following clause.

The amount of the issuance and the par value of the “CPOs” shall be exclusively determined for purposes of articles 228-l (two hundred twenty eight letter l) and 228-n (two hundred twenty eight letter n) of the General Law of Negotiable Instruments and Credit Operations, without the issuer being obligated to pay to the holders the par value of the Certificates, pursuant to the terms of article 228-k (two hundred twenty eight letter k) of said law. The par value of each Ordinary Participation Certificate shall be determined based on the amount resulting from dividing the amount of the issuance between the number of the Certificates to be issued and placed outstanding.

Amendment Agreement dated January 8th, 2007 to the Trust Agreement Number 111033-9

“FOURTEENTH: DUTIES OF THE TRUSTEE.- It is expressly agreed that “THE TRUSTEE” shall account for the obligations it subjects itself to as a result of the execution of this Trust, and shall only be liable up to the amount of the trust property. “THE TRUSTEE” shall insert this provision in the documents and contracts that it eventually executes in compliance to the terms of this Trust. “THE TRUSTEE” shall not be liable for any acts performed in fulfillment to the instructions received from the Technical Committee, and it shall not be obligated to follow such instructions if they are found to be against the legal nature or the purposes of this Trust. Also, the parties agree that “THE TRUSTEE” will not incur in any liability when it, due to not being appropriately provided with the necessary funds for such purpose, does not carry out the subscription of “SHARES” issued by “CEMEX” by virtue of an increase of its capital stock, pursuant to Clause Eighth of this Agreement.

On the other hand, “THE TRUSTEE” assumes no liability whatsoever in relation to the placement of the “CPOs” by “CEMEX” pursuant to the terms of Clause Fifth, nor in relation to the payment of the price of subscription and liberation of “THE SHARES” in accordance with the text of Clause Tenth. In this case, “CEMEX” undertakes to render ineffective the subscription carried out by “THE TRUSTEE” of the “SHARES” that are not paid in accordance with Clause Tenth, canceling such “SHARES” as provided for in article 53 of the Securities Market Law.

Furthermore, “THE TRUSTEE” assumes no liability whatsoever from the investing of the amounts received under the terms of Clauses Fifth, Eighth, Ninth and Tenth, which will not generate any returns to “the Holders” of “CPOs” for the period between the date on which such amounts are received by “THE TRUSTEE” and the date on which such amounts are applied under the terms of the corresponding Clause.

Where, in order to fulfilling the purposes of the Trust, it is required that certain urgent acts be performed, the omission of which could significantly impair the trust property, in the event that it proves to be impossible to hold a meeting of the Technical Committee, “THE TRUSTEE” may exceptionally act in its own discretion, but always in accordance with sound banking practices.

The Founder of the Trust reserves no right with respect to the trust property, and the first degree “BENEFICIARIES”, regarding the trust property, shall have only the rights expressly stated in this Agreement, and there are no existing rights nor are new rights created in favor of any person other than the “BENEFICIARIES” of this TRUST, pursuant to articles 386 (three hundred eighty six) and 390 (three hundred and ninety) of the General Law of Negotiable Instruments and Credit Operations.

“THE TRUSTEE” shall be liable for any damages caused by its lack of performance of the obligations contracted under this Agreement.

“FIFTEENTH: PROHIBITIONS.- Article 106, Paragraph XIX, Subparagraph (b) of the Law of Credit Institutions reads as follows:

“Article 106.-Credit institutions are prohibited: (.) XIX.-to carry out the operations referred to in Article 46, Paragraph XV of this Law; (.).

Amendment Agreement dated January 8th, 2007 to the Trust Agreement Number 111033-9

b) To assume liability or become liable against the settlors of the trust, their agents or representatives, for the default of debtors on the loans granted, or in the case of the issuers, for the instruments acquired, except whereby negligence on its part, pursuant to the terms of Article 391 of the General Law of Negotiable Instruments and Credit Operations, or guarantee the attainment of returns for the funds received in Trust.

If at the end of the term of the trust, agency or commission established for the granting of loans, such loans are not paid by the debtors, the institution shall assign such loans to the Founder of the Trust or the “BENEFICIARIES”, as the case may be, or to the attorney in fact or constituent, and the Trustee shall not pay the amount outstanding of such loans.

In any trust, agency or commission agreement, the provisions of this subparagraph shall be affixed thereto, as well as a statement from the “TRUSTEE” saying that it made the contents of the agreement available to any person from which it received assets or rights for purposes of transferring them to the trust property.

(… … …)

Any agreement contrary to the provisions of the preceding subparagraphs shall be void.”

The final part of article 391 (three hundred and ninety one) of the General Law of Negotiable Instruments and Credit Operations, obliges the a trustee to comply with its duties pursuant to the agreement, and must act as a good parent, being responsible for losses or damages, arising out of its own negligence or fault, affecting goods or rights.

Additionally, pursuant to the provisions of the OFFICAL MEMORANDUM 1/2005 sent by the Bank of Mexico on the rules to which banking institutions, investment institutions, insurance institutions, surety companies and limited purpose financial institutions (“SOFOLES”) must observe (hereinafter referred to as the “Official Memorandum”), in trust operations, “THE TRUSTEE” is prohibited from:

a)	Charging different prices on the trust property to those agreed upon the closing of the operation concerned;

b)	Guaranteeing any returns or prices for funds whose investment is entrusted to it;

c)	Performing operations on terms and conditions in a manner contrary to its internal policies and sound financial practices;

d)	Executing operations with securities, negotiable instruments or any other financial instrument, which do not comply with the specifications that have been agreed in the corresponding trust agreement; and

e)	Paying for, with trust property, any penalty imposed to Banco Nacional de Mexico, S.A., integrante de Grupo Financiero Banamex, for operations on its own behalf, by any authority, as well as any other fees imposed pursuant to the terms of paragraph 8.1 of the Official Memorandum.”

Amendment Agreement dated January 8th, 2007 to the Trust Agreement Number 111033-9

THIRD: TERM AND CONTINUITY.

The parties agree to be bound by all the terms set forth in the TRUST and this Agreement; the rights and obligations of all of the parties in such documents shall remain in effect, there being no novation of the TRUST. This Agreement is effective between the parties as of its execution date.

HAVING THIS AGREEMENT BEEN READ BY THE PARTIES WHO HAVE BEEN MADE AWARE OF ITS CONTENTS AND LEGAL EFFECT, IT IS EXECUTED IN SAN PEDRO GARZA GARCIA, NUEVO LEON, ON JANUARY 8TH, 2007.

CEMEX

Cemex, S.A.B. de C.V.

Lic. Ramiro Villarreal Morales

Secretary of the Board of Directors and

Attorney-In-Fact

THE TRUSTEE

Banco Nacional de México, S.A.

Integrante del Grupo Financiero Banamex

Lic. Francisco José Baltazar Rodríguez Trust Officer	Lic. Ma. de los Ángeles Montemayor Garza Trust Officer

Amendment Agreement dated January 8th, 2007 to the Trust Agreement Number 111033-9